Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne D. Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL ANNOUNCES TRIGGERING EVENT FOR CONVERSION
OF 2.875% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2034

Debentures to be convertible during the third fiscal quarter ending August 31, 2007

BOSTON, April 30, 2007 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced that the last reported sale price of its Common Stock has equaled or exceeded $50.00 per share for at least 20 of the last 30 trading days during CRA’s second fiscal quarter ending May 11, 2007.  Accordingly, pursuant to the terms of the indenture governing its $90 million 2.875% convertible senior subordinated debentures due 2034, the market price conversion trigger has been satisfied and the debentures will be convertible during CRA’s third fiscal quarter ending August 31, 2007.  However, given that the current market value of the debentures substantially exceeds the parity value, CRA believes a significant percentage of conversions is remote at this time.

CRA previously announced that pursuant to the terms of the indenture, the Company had irrevocably elected to settle with cash all of the principal amount of the debentures upon conversion thereof.  To the extent that the conversion obligation exceeds the principal amount of the debentures converted, CRA maintains the right to satisfy the remaining conversion obligation in shares of its common stock (or cash in lieu of fractional shares).

About CRA International
Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries;  broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has more than a dozen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this news release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including our belief that a significant percentage of conversions is remote at this time because the current market value of the debentures substantially exceeds the parity value.  Such statements are based on management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, acquisition costs, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, intense competition, and professional liability.  Further information on factors that could affect CRA’s financial results is included in the Company’s filings with the Securities and Exchange Commission.